--------                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
|FORM 4|                                 Washington, D.C. 20549
--------
/_/ Check this box if         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    no longer subject
    to Section 16.
    Form 4 or Form 5      Filed pursuant to Section 16(a) of the Securities
    obligations may       Exchange Act of 1934, Section 17(a) of the Public
    continue. See        Utility Holding Company Act of 1935 or Section 30(f)
    Instruction 1(b).           of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

Whitehead                               Clay                        T.
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          (Last)                       (First)                  (Middle)

PO Box 8090
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                                     (Street)

McLean                                  VA                         22106
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         (City)                        (State)                     (Zip)

2. Issuer Name and Ticker or Trading Symbol  First Financial Fund, Inc. FF
                                             ----------------------------------

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4. Statement for Month/Year  12/01
                             ------------------------------

5. If Amendment, Date of Original (Month/Year)
                                               --------------------------------

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

_X_ Director    ___ Officer             ___ 10% Owner      ___ Other
                    (give title below)                         (specify below)

                ---------------------                      -------------------
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7. Individual or Joint/Group Filing (Check Applicable Line)

_X_ Form filed by One Reporting Person
___ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title       2. Trans-   3. Trans-     4. Securities Acquired (A)      5. Amount of         6. Ownership          7. Nature of
   of             action      action        or Disposed of (D)              Securities           Form:                 Indirect
   Security       Date        Code          (Instr. 3, 4 and 5)             Beneficially         Direct (D) or         Beneficial
   (Instr. 3)     (Month/     (Instr. 8)                                    Owned at             Indirect (I)          Ownership
                  Day/     -------------------------------------------      End of
                  Year)                                                     Month
                           Code     V     Amount     (A) or    Price        (Instr. 3 and 4)     (Instr. 4)            (Instr. 4)
                                                     (D)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock    12/3/01    S             700          D       $12.800                            D
                                         shares
----------------------------------------------------------------------------------------------------------------------------------
Common Stock    12/3/01    S             1,000        D       $12.830                            D
                                         shares
----------------------------------------------------------------------------------------------------------------------------------
Common Stock    12/3/01    S             1,000        D       $12.770                            D
                                         shares
----------------------------------------------------------------------------------------------------------------------------------
Common Stock    12/3/01    S             1,000        D       $12.750                            D
                                         shares
----------------------------------------------------------------------------------------------------------------------------------
Common Stock    12/3/01    S             300          D       $12.800                            D
                                         shares
----------------------------------------------------------------------------------------------------------------------------------
Common Stock    12/4/01    S             1,000        D       $12.850      0                     D
                                         shares
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

   Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
          (e.g., puts, calls, warrants, options, convertible securities)

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1. Title       2. Conversion   3. Transaction  4. Transaction  5. Number          6. Date                7. Title and
   of             or Exercise     Date            Code            of Derivative      Exerciseable           Amount of
   Derivative     Price of        (Month/Day/     (Instr. 8)      Securities         and Expiration         Underlying
   Security       Derivative      Year)                           Acquired (A)       Date                   Securities
   (Instr.3)      Security                                        or Disposed        (Month/Day/Year)       (Instr. 3 and 4)
                                                                  of (D)
                                                                  (Instr. 3,
                                                                  4 and 5)
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
                                                                                                                     Amount or
                                                                                    Date     Expiration              Number of
                                                   Code   V       (A)     (D)    Exercisable    Date        Title      Shares
----------------------------------------------------------------------------------------------------------------------------------

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8. Price of       9. Number of Derivative      10. Ownership Form of        11. Nature of Indirect
   Derivative        Securities Beneficially       Derivative Securities        Beneficial Ownership
   Security          Owned at End                  Beneficially Owned           (Instr. 4)
   (Instr. 5)        of Month                      at End of Month
                     (Instr. 4)                    (Instr. 4)
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
----------------------------------------------------------------------------------------------------------------------------------

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
Explanation of Responses:


                             /s/ George P. Attisano                  12/14/01
                        -------------------------------         ---------------
                        **Signature of Reporting Person               Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

 * If the form is filed by more than one reporting person, see
   Instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, on of which must be manually signed. If space is insufficient, see Instruction 6 for procedure

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                 POWER OF ATTORNEY

   The undersigned, being a person required to file a statement under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 30(f) of the Investment Company Act of 1940, as amended (the "1940 Act"), with respect to First Financial Fund, Inc. and The High Yield Plus Fund, Inc., each a corporation organized under the laws of the State of Maryland, does hereby appoint William V. Healey, Marguerite E.H. Morrison, S. Jane Rose and George P. Attisano, and each of them, as his or her attorney-in-fact to execute and deliver statements on Form 3, Form 4, and Form 5 as required by the Exchange Act and 1940 Act and to take such other actions as such attorney-in-fact may deem necessary or appropriate in connection with such statements, and hereby confirms and ratifies all actions that such attorney-in-fact may take in reliance hereon.

   IN WITNESS WHEREOF, the undersigned has duly executed this power of attorney on the 26th day of January, 2001.

                                                        /s/ Clay T. Whitehead
                                                        ----------------------
                                                            Clay T. Whitehead

                The Prudential Insurance Company of America
                           Gateway Center Three
                     100 Mulberry Street, 4th Floor
                          Newark NJ 07102-4077

                                             December 14, 2001
VIA EDGAR
---------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:    First Financial Fund, Inc. (the "Fund")
                 Form 4 of Clay T. Whitehead
                 ---------------------------

Dear Sir or Madam:

     We are transmitting electronically via EDGAR a Form 4 with respect to the Fund filed by Mr. Whitehead, a Director of the Fund. I have executed and filed this Form 4 on Mr. Whitehead's behalf, pursuant to a power of attorney, a copy of which is included in the transmission. Please call me at 973-367-1495 if you have any questions relating to this filing. Thank you for your consideration.

                                     Sincerely,

                                     /s/ George P. Attisano
                                     -------------------------------------
                                     George P. Attisano
                                     Vice President and Corporate Counsel